INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

(d)(2)(i)

May 1, 2025

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, effective as of June 1, 2018, as amended, between Voya Separate Portfolios Trust (“VSPT”) and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Manager to render investment management services to Voya Target Retirement 2070 Fund (the “Fund”), a newly established series of Voya Separate Portfolios Trust, effective as of May 1, 2025, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual investment management fee indicated for the Fund, is attached hereto. The remaining terms and conditions set forth in the Agreement will remain unchanged.

Please signify your acceptance to act as Manager under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson_______

Kimberly A. Anderson

Senior Vice President

Voya Separate Portfolios Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic__________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

VOYA SEPARATE PORTFOLIOS TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net assets)
Voya Target In-Retirement Fund	0.18% on all assets

Voya Target Retirement 2025 Fund	0.18% on all assets

Voya Target Retirement 2030 Fund	0.18% on all assets

Voya Target Retirement 2035 Fund	0.18% on all assets

Voya Target Retirement 2040 Fund	0.18% on all assets

Voya Target Retirement 2045 Fund	0.18% on all assets

Voya Target Retirement 2050 Fund	0.18% on all assets

Voya Target Retirement 2055 Fund	0.18% on all assets

Voya Target Retirement 2060 Fund	0.18% on all assets

Voya Target Retirement 2065 Fund	0.18% on all assets

Voya Target Retirement 2070 Fund	0.18% on all assets

Effective Date: May 1, 2025, to reflect the addition of Voya Target Retirement 2070 Fund.